Exhibit 10.1

AMENDMENT NO. 4 TO THE
AMENDED AND RESTATED TOYS “R” US, INC.
2005 MANAGEMENT EQUITY PLAN

This Amendment No. 4 (this “Amendment”) to the Amended and Restated Toys “R” Us, Inc. 2005 Management Equity Plan, as last amended on November 27, 2010 (the “Plan”) shall become effective as of March 2, 2012. Capitalized terms used but not otherwise defined in this Amendment have the meaning given to such terms in the Plan.

1.	The following sentence is added to the end of Section 1.1 of the Plan:

“Effective as of March 2, 2012, the Board adopted Amendment 4 to the Plan (i) to allow a longer exercise period and cashless exercise of Options held by a participant who is terminated without Cause after four or more years of continuous service and (ii) to allow Rollover Options to be exercised in a cashless exercise in all cases.”

2.	Section 6.2 of the Plan is hereby deleted and replaced with the following:

“6.2    Exercise on Termination. If a Participant ceases to be employed by the Company and its Subsidiaries for any reason, then the portion of such Participant's Options that have not fully vested as of the Termination Date shall expire at such time. Unless otherwise set forth in an Award Agreement, a separate written agreement with the Company, or as provided in the immediately following sentence, the portion of a Participant's Options that have fully vested as of such Participant's Termination Date (including any accelerated vesting pursuant to Section 4.2) shall expire (i) 30 days after the Termination Date if a Participant is terminated without Cause before reaching eligibility for Retirement or if a Participant resigns for any reason other than Retirement, (ii) one (1) year after the Termination Date if a Participant is terminated due to death, Disability or Retirement or is terminated without Cause after becoming eligible for Retirement, and (iii) immediately upon termination if a Participant is terminated with Cause, but in no event shall an Option be exercisable later than the end of its stated term. Notwithstanding the foregoing, if a Participant is terminated without Cause before reaching eligibility for Retirement but after four or more years of continuous service with the Company or its Subsidiaries, then the Participant’s Options that have fully vested as of the Termination Date (including any accelerated vesting pursuant to Section 4.2) shall expire 30 days after the Board’s next determination of Fair Market Value (or confirmation of prior-determined Fair Market Value) following the Termination Date, but in no event later than the end of the stated term of the Option. All of a Participant's Rollover Options shall expire at the end of their stated term, notwithstanding any termination of a Participant's employment.”

3.	The penultimate sentence of Section 6.3 of the Plan is hereby deleted and replaced with the following sentence:

Exhibit 10.1

“Notwithstanding the foregoing, (i) all Rollover Options may be exercised pursuant to a cashless exercise at any time, provided that the exercise date is within 30 days after a determination of Fair Market Value (or confirmation of prior-determined Fair Market Value) by the Board, but in no event later than the end of the stated term of the Rollover Option, (ii) any Participant who gives at least six months’ advance notice of his or her Retirement (or who is terminated without Cause after becoming eligible for Retirement) shall be permitted to exercise his or her other Options pursuant to a cashless exercise at any time within one year after the Participant’s Termination Date, provided that the exercise date is within 30 days after a determination of Fair Market Value (or confirmation of prior-determined Fair Market Value) by the Board, but in no event later than the end of the stated term of the Option, and (iii) any Participant who is terminated without Cause before becoming eligible for Retirement but after four or more years of continuous service with the Company or its Subsidiaries shall be permitted to exercise his or her other Options pursuant to a cashless exercise on any date that is within 30 days after the Board’s next determination of Fair Market Value (or confirmation of prior-determined Fair Market Value) following the Participant’s Termination Date, but in no event later than the end of the stated term of the Option.”

4.	Section 10.1 of the Plan is hereby deleted and replaced with the following:

“10.1    Put Rights on Death or Disability. In order to provide a market for Award Stock, each Participant shall have the right (solely at the election of the Participant or his or her estate or personal representative) to require the Company to repurchase all (but not less than all) of such Participant's shares of Award Stock (whether actually issued or issuable upon exercise of Rollover Options) in the event such Participant's employment is terminated because of death or Disability. Such put right must be exercised no more than (a) 240 days in event of death, or (b) 150 days in the event of Disability, following such Participant's Termination Date by giving written notice to the Company. The purchase price payable by the Company in connection with such put shall be Fair Market Value. The closing of the transactions contemplated by this Section 10.1 will take place no later than 60 days after delivery of notice of exercise of the put right and otherwise in accordance with the provisions of Sections 9.8 and 9.9, to the extent applicable. Notwithstanding the foregoing put right, the Company and/or the Sponsors, as applicable, shall still have the repurchase rights set forth in Article IX with respect to any termination otherwise subject to this Section 10.1.”

5.	Continuing Force and Effect. The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment set forth above.